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                                  EXHIBIT 99.1

                   FACTORS AFFECTING FUTURE FINANCIAL RESULTS

This Form 10-K, our Annual Report to Stockholders, any Form 10-Q or Form 8-K or any other written or oral statements made by or on our behalf, may include forward-looking statements that reflect our current views with respect to future events and financial performance. The forward-looking statements are subject to certain risks and uncertainties, including those discussed below, that could cause our actual results to differ materially from our historical results or anticipated results. If any of the matters included in the following risks and uncertainties were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the trading price of our common stock and other securities could decline.

In addition, the risks and uncertainties described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business and operations. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                   RISKS THAT RELATE TO OUR FINANCIAL RESULTS

CURRENT AND FUTURE ECONOMIC DOWNTURNS MAY CAUSE OUR REVENUE TO DECLINE.

We continue to operate in a challenging economic environment in the United States and abroad, particularly in Europe. As a result of the difficult economic environment, some clients have cancelled, reduced or deferred expenditures for consulting and technology services. In addition, due to increased competition for engagements, we have also experienced pricing pressure which has eroded our revenue. We have implemented cost-management programs to manage our expenses as a percentage of revenue. However, current and future cost-management initiatives may not be sufficient to maintain our margins if the current challenging economic environment continues.

Our results of operations are affected by the level of business activity of our clients, which in turn is affected by economic conditions. Except as discussed above, we cannot predict the impact that the current global economic downturn will have on our future revenue, nor can we predict when economic conditions will improve. During an economic downturn, our clients and potential clients often cancel, reduce or defer existing contracts and delay entering into new engagements. In general, companies also reduce the amount of spending on information technology products and services during difficult economic times, resulting in limited implementations of new technology and smaller engagements. Because there are fewer engagements in a downturn, competition usually increases and fees generally decline as competitors, particularly companies with significant financial resources, decrease rates to maintain or increase their market share in our industry. Our gross margin, which is the difference between our revenue and our costs of service, also may decline in an economic downturn due to lower utilization of our professionals, which means fewer billable hours per employee, and pressure on the rates we charge. A decline in gross margin typically causes our profitability to decline.

THERE WILL NOT BE A CONSISTENT PATTERN IN OUR FINANCIAL RESULTS FROM QUARTER TO QUARTER, WHICH MAY RESULT IN INCREASED VOLATILITY OF OUR STOCK PRICE.

Our quarterly revenue and profitability have varied in the past and are likely to vary significantly from quarter to quarter, making them difficult to predict. This may lead to volatility in our share price. We are a professional services organization. A major portion of our revenue is based on the number of hours billed by our professionals and their hourly billing rates. Companies like ours experience variations in profits during the year. There are many reasons for these variations, but they can generally be attributed to the fact that our business is dependent on the decisions and actions of our clients. For example, a client could delay or cancel a project because the client's business is experiencing financial problems. When this happens, it could reduce, eliminate or delay our expected revenue, and we could lose the money that we have spent to obtain or staff the project. Also, the mix of client projects, the personnel required and their billing rates will affect results in our business in a meaningful way. Typically, client service hours are adversely affected during the first half of our fiscal year (July - December) due to the large number of vacation days and holidays during this period. The demand for our services is also significantly affected by general domestic and international economic and political conditions. When economic activity slows down, as is currently the case in the United States and many other parts of the world, our clients are more likely to decrease their technology budgets and to delay or cancel consulting contracts.

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In addition, when companies face eroding revenue and funding difficulties, they may reduce their spending on consulting services. While our revenue thus may be adversely affected by an economic downturn, our costs (especially staffing costs) may not decrease as quickly. In addition, other factors that could cause variations in our quarterly financial results are:

          . our ability to transition employees quickly from completed projects to new engagements;

          . the introduction of new products or services by us or our competitors;

          .    changes in our pricing policies or those of our competitors; and

          . our ability to manage costs, including personnel costs and support services costs, particularly outside the United States, where local labor laws may significantly affect our ability to reduce personnel quickly or economically.

OUR PROFITABILITY WILL SUFFER IF WE ARE NOT ABLE TO MAINTAIN OUR PRICES AND UTILIZATION RATES AND CONTROL OUR COSTS.

Our profit margin, and therefore our profitability, is largely a function of the rates we are able to charge for our services and the utilization rate, or chargeability, of our professionals. Accordingly, if we are not able to maintain the rates we charge for our services or an appropriate utilization rate for our professionals, we will not be able to sustain our profit margin and our profitability will suffer. The rates we are able to charge for our services are affected by a number of factors, including:

          . our clients' perception of our ability to add value through our services;

          . introduction of new services or products by us or our competitors;

          .    pricing policies of our competitors; and

          .    general economic conditions in the United States and abroad.

Our utilization rates are also affected by a number of factors, including:

          . seasonal trends, primarily as a result of our hiring cycle and holiday and summer vacations;

          . our ability to transition employees from completed projects to new engagements;

          . our ability to forecast demand for our services and thereby maintain an appropriately balanced and sized workforce;

          .    our ability to manage attrition; and

          . our ability to reduce our workforce quickly or economically, especially outside the United States.

Our profitability is also a function of our ability to control our costs and improve our efficiency. As we increase the number of our professionals and execute our strategy for growth, we may not be able to manage a significantly larger and more diverse workforce, control our costs or improve our efficiency.

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WE MAY HAVE DIFFICULTY INTEGRATING OR MANAGING THOSE BUSINESSES WE HAVE ACQUIRED
OR MAY ACQUIRE IN THE FUTURE, WHICH MAY HAVE A MATERIAL ADVERSE IMPACT ON OUR FINANCIAL RESULTS OR REPUTATION IN THE MARKETPLACE.

In recent years, we have acquired consulting businesses, assets or market rights from the member firms of KPMG International in Argentina, Australia, Brazil, Canada, Colombia, Costa Rica, Finland, Guatemala, Hong Kong, Ireland, Japan, Malaysia, Mexico, the Netherlands Antilles, New Zealand, Nicaragua, Peru, Singapore, South Korea, Taiwan and Venezuela. Beginning late in fiscal year 2002, the Company acquired all or parts of the assets of certain independent business consulting practices affiliated with Andersen Societe Cooperative Worldwide ("Andersen BC Practices") located in Australia, Hong Kong, China, Singapore, South Korea, Switzerland, Peru, Japan, Norway, Finland, Sweden, France and Spain. The Company has also hired professionals and staff members of Andersen BC Practices located in the U.S. and Brazil. Further, the Company has acquired the Ernst & Young business consulting practice in Brazil. On August 22, 2002, we acquired BearingPoint GmbH (formerly KPMG Consulting AG). BearingPoint GmbH's operations consist primarily of the German, Swiss and Austrian consulting practices of KPMG DTG. We may acquire additional consulting businesses in the future as part of our growth strategy. All of the transactions referred to in this paragraph are considered to be "acquisitions" under Generally Accepted Accounting Principles and are, therefore, referred to as "acquisitions" in the body of the Form 10-K.

Each of these acquisitions involves the integration of separate companies that have previously operated independently and have different corporate cultures. As a result, we may not succeed at integrating or managing acquired businesses or in managing the larger company that results from these acquisitions. The process of combining such companies may be disruptive to their business and our business and could have an adverse impact on the reputation of our company as a result of the following difficulties, among others:

          .    loss of key clients or employees;

          . inconsistencies in standards, controls, procedures and policies among the companies being combined, making it more difficult to implement and harmonize company-wide financial, accounting, billing, information and other systems;

          .    coordination of geographically diverse organizations; and

          . diversion of management's attention from the day-to-day business of our company.

We may also have difficulty retaining the personnel that join us in connection with the acquisitions and professional hires, and we may have difficulty reducing workforce and office space quickly and efficiently when desirable to respond to overall client demand for services.

If we are unable to integrate our acquisitions and/or group hires in a timely manner, or at all, or if we experience difficulty integrating or managing the acquired businesses, assets or personnel, we may not achieve the desired levels of synergies in connection with the transactions. Also, the costs of achieving those synergies may be greater than we anticipate. If we fail to achieve the desired levels of synergies, or if the costs of achieving them, including the cost of the above restructuring plans, are substantially greater than we anticipate, our business, financial condition and results of operations may be adversely affected.

Difficulties with integration or management may also affect client satisfaction or create problems with the quality of client service, which could have an adverse impact on the reputation of our company.

OUR PROFITABILITY MAY DECLINE DUE TO FINANCIAL AND OPERATIONAL RISKS INHERENT IN WORLDWIDE OPERATIONS.

In fiscal year 2003, approximately 70% of our revenue was attributable to activities in North America. As a result of our acquisitions and other transactions and professional hires, and as we further expand globally, we expect that the percentage of our revenue from our international operations will grow significantly.

As a result, we face a number of financial and operational risks that may hinder our ability to improve profitability, including:

          . the lack of local recognition of the new brand that we have adopted, which will cause us to continue to spend significant amounts of time and money to build a new identity;

          . the costs of integrating and managing global operations, particularly in Europe;

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          .    difficulties relating to managing our business internationally;

          . operating losses incurred in certain countries as we develop and expand our international service delivery capabilities, and the non-deductibility of those losses for tax purposes;

          .    restrictions on the repatriation of earnings;

          . tax law restrictions on our ability to use losses in one country to offset income in other countries;

          .    difficulties in collecting payments in some countries;

          .    restrictions on the movement of cash and other assets;

          . differences in, and uncertainties arising from, local business culture and practices;

          . multiple, and sometimes conflicting, laws and regulations, including tax laws;

          . the absence in some jurisdictions of effective laws to protect our intellectual property rights;

          .    political, social and economic instability;

          .    international political and trade tensions;

          . price controls or restrictions on exchanges of foreign currencies;

          .    currency exchange fluctuations;

          .    restrictions on the import and export of certain technologies;

          .    changes in import or export duties and quotas;

          .    introduction of tariff or non-tariff barriers; and

          . restrictions on employment policies, particularly with respect to termination of employees.

If any of these risks materialize, there could be a material adverse effect on our Company's operating results. In the past, we have incurred costs or experienced disruptions due to certain of the factors described above, and we expect to do so in the future.

OUR INTERNATIONAL OPERATIONS AND ACQUISITIONS INVOLVE THE USE OF FOREIGN CURRENCIES, WHICH SUBJECTS US TO FOREIGN EXCHANGE RATE FLUCTUATIONS AND OTHER CURRENCY RISKS.

The revenue and expenses of our international operations generally are denominated in local currencies, which subjects us to exchange rate fluctuations between such local currencies and the United States dollar. These exchange rate fluctuations subject us to currency translation risk with respect to the reported results of our international operations and the cost of potential acquisitions, as well as to other risks sometimes associated with international operations. We are also subject to currency risk when our service contracts are denominated in a currency different than the currency in which we incur expenses related to such contracts. There can be no assurance that we will not experience fluctuations in financial results from our operations outside of the United States, and there can be no assurance we will be able, contractually or otherwise, to reduce the currency risks associated with our international operations. At the present time, we do not use derivative financial instruments to manage or control foreign currency risk because most of our revenue and related expenses are in the same functional currencies. However,

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we cannot assure you that we will not use such financial instruments in the future or that any such use will be successful in managing or controlling foreign currency risks.

OUR GROWTH IS DEPENDENT IN PART ON OUR ABILITY TO MAKE ACQUISITIONS, AND WE RISK OVERPAYING FOR ACQUIRED BUSINESSES.

Our growth strategy is dependent in part upon our ability to provide consulting services worldwide, including our ability to develop a presence throughout Europe. In recent years, we have acquired consulting businesses or market rights from the member firms of KPMG International in Argentina, Australia, Brazil, Canada, Colombia, Costa Rica, Finland, Guatemala, Hong Kong, Ireland, Japan, Malaysia, Mexico, the Netherlands Antilles, New Zealand, Nicaragua, Peru, Singapore, South Korea, Taiwan and Venezuela. Beginning late in fiscal year 2002, the Company acquired all or parts of the assets of the Andersen BC Practices located in Australia, Hong Kong, China, Singapore, South Korea, Switzerland, Peru, Japan, Norway, Finland, Sweden, France and Spain. The Company has also hired professionals and staff members of Andersen BC Practices located in the U.S. and Brazil. Further, the Company has acquired the Ernst & Young business consulting practice in Brazil. On August 22, 2002, we acquired BearingPoint GmbH (formerly KPMG Consulting AG). BearingPoint GmbH's operations consist primarily of the German, Swiss and Austrian consulting practices of KPMG DTG. While we have significantly expanded our consulting practice in Europe, we cannot assure you that we will reach agreements to acquire consulting practices in any of the other countries in Europe, including the United Kingdom, Italy or the Netherlands, or that the terms and conditions of any agreements will be favorable to us.

We may explore other international expansion opportunities, but we cannot assure you that we will be able to reach an agreement to acquire any specific practice or that any agreement we do reach will be on terms favorable to us. We will also continue to evaluate from time to time, on a selective basis, other strategic acquisitions if they will help us obtain well-trained, high-quality professionals, new service offerings, additional industry expertise, a broader client base or an expanded geographic presence. We cannot assure you that we will be successful in identifying candidates or consummating acquisitions on terms that are acceptable or favorable to us. In addition, there can be no assurance that financing for acquisitions will be available on terms that are acceptable or favorable to us, if at all. We may issue shares of our common stock as part of, or in connection with, the purchase price for some or all of these acquisitions. Future issuances of our common stock in connection with acquisitions also may dilute our earnings per share.

WE COULD FACE EXPOSURE TO LIABILITIES IN CONNECTION WITH OUR PROFESSIONAL HIRES AND ACQUISITIONS AND OTHER TRANSACTIONS.

Creditors of Arthur Andersen LLP and other parties, including those representing the interests of shareholders of entities audited by Arthur Andersen LLP, may bring claims in the United States or elsewhere against us and others (and in one instance a retired partner of Arthur Andersen LLP has brought a claim against us and others) seeking recoveries for liabilities of Arthur Andersen LLP under various legal theories, including, but not limited to, successor liability and fraudulent conveyance. We do not believe that our acquisitions of Andersen BC Practices and the professional hires give rise to any liability for us under a theory of successor liability, fraudulent conveyance or any other theories of liability of which we are aware. Thus, we do not believe that the acquisitions and the professional hires expose us to potential liabilities associated with Arthur Andersen LLP's legal difficulties, particularly claims against it arising from its prior audit work or other services provided to Enron Corporation, Worldcom, Inc. and other companies. Nevertheless, we cannot assure you that should persons or entities with claims against Arthur Andersen LLP seek to hold us liable under one or more legal theories, we will be able to successfully avoid liability for such claims. If a court were to find us liable for liabilities of Arthur Andersen LLP arising from such claims, our financial condition and operations could be materially and adversely affected. In addition, litigation of this nature could divert management time and attention, and we could incur substantial defense costs.

In connection with other acquisitions, we are assuming some liabilities, depending on the structure of the transaction, some of which are subject to indemnities by the former owners of the businesses we are acquiring. Accordingly, we may be exposed to liabilities relating to these acquisitions for which the indemnity will not be sufficient.

OUR LEVERAGE MAY AFFECT OUR BUSINESS AND MAY RESTRICT OUR OPERATING FLEXIBILITY. IN ADDITION, WE MAY NOT BE ABLE TO REFINANCE OUR DEBT OR TO DO SO ON FAVORABLE TERMS.

On May 29, 2002, we entered into a new revolving credit facility agreement with an aggregate principal balance not to exceed $250 million. This credit facility replaces our previous revolving credit facility and a line of credit facility. We also have a facility pursuant to a receivables purchase agreement with an issuer of receivables-backed commercial paper up to $150 million. We borrow under the revolving credit facility and the receivables facility from time to time. In November 2002, we completed a private placement of $220 million in aggregate principal of Senior Notes. Subject to certain restrictions set forth in the revolving credit facilities and the Senior Notes, including the requirement that we meet certain financial tests, we may incur additional indebtedness in the future, including indebtedness incurred to finance, or which is assumed in connection with, acquisitions. However, our indebtedness under the revolving credit facilities must rank at least equal to any additional new indebtedness. Our

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receivables facility also requires us to meet certain financial tests, which could limit our ability to incur additional indebtedness. We may in the future renegotiate or refinance our credit facilities with agreements that have different or more stringent terms. The level of our indebtedness could:

          . limit cash flow available for general corporate purposes, such as acquisitions and capital expenditures, due to the ongoing cash flow requirements for debt service;

          . limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital, capital expenditures or acquisitions;

          . limit our flexibility in reacting to competitive and other changes in our industry and economic conditions generally;

          . expose us to a risk that a substantial decrease in net operating cash flows due to economic developments or adverse developments in our business could make it difficult to meet debt service requirements; and

          . expose us to risks inherent in interest rate fluctuations because borrowings may be at variable rates of interest, which could result in high interest expense in the event of increases in interest rates.

Our ability to make scheduled payments of principal of, to pay interest on, or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which may be affected by general economic, financial, competitive, regulatory, business and other factors beyond our control, including those discussed herein. In addition, there can be no assurance that future borrowings or equity financing will be available for the payment or refinancing of any indebtedness we may have in the future. If we are unable to service our indebtedness, whether in the ordinary course of business or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

WE MAY NOT BE ABLE TO FINANCE FUTURE NEEDS OR ADAPT OUR BUSINESS PLAN TO CHANGES IN ECONOMIC OR BUSINESS CONDITIONS BECAUSE OF RESTRICTIONS IMPOSED ON US BY OUR CREDIT FACILITIES AND THE SENIOR NOTES, AND IF WE VIOLATE THESE LIMITATIONS WE WILL BE IN DEFAULT ON THESE FACILITIES AND THE SENIOR NOTES.

Our credit facility, the receivables facility and the Senior Notes contain a number of significant covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, incur liens on property or assets, repay other indebtedness, pay dividends, enter into certain investments, transactions or capital expenditures, repurchase or redeem capital stock, engage in mergers, acquisitions or consolidations, or engage in certain transactions with affiliates and otherwise restrict corporate activities. Such restrictions could adversely affect our ability to operate our business, finance our future operations or capital needs or engage in or take advantage of other business activities or opportunities that may be in our interest. In addition, our credit facility, the receivables facility and the Senior Notes also require us to maintain specified financial ratios and tests, including certain net worth, leverage ratios, fixed charge coverage ratio, net income ratios and debt-to-debt plus net worth ratios. Other agreements governing our indebtedness may also contain such affirmative and negative covenants and financial ratios and tests. Our ability to comply with such covenants, ratios and tests may be affected by events beyond our control.

A breach of any of these covenants, an inability to comply with the required financial ratios and tests or our failure to pay principal and interest when due could result in a default under the credit facility, the receivables facility, the Senior Notes and other agreements. In the event of any such default, the lenders under these facilities could elect to declare all borrowings outstanding under these facilities, together with accrued interest and other fees, to be due and payable. In addition, any default under these facilities or agreements governing our other indebtedness could lead to an acceleration of debt under other debt instruments that contain cross-acceleration or cross-default provisions. Our credit facilities and receivables facility contain cross-default provisions to each other and to other debt. If we were unable to repay any such borrowings when due, the lenders could proceed against their collateral, if any, or against the Company's assets generally. If the indebtedness under these facilities were to be accelerated, our assets may not be sufficient to repay amounts due under these facilities or due on other debt securities then outstanding.

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                 RISKS THAT RELATE TO THE NATURE OF OUR BUSINESS

WE CHANGED OUR NAME AND OUR EXISTING AND POTENTIAL CLIENTS, INDUSTRY VENDORS, RECRUITING CANDIDATES AND INVESTORS MAY NOT RECOGNIZE OUR NEW BRAND, WHICH MAY CAUSE OUR REVENUE AND PROFITABILITY TO DECLINE.

On October 2, 2002, we began marketing our business under the new name BearingPoint, Inc. Because we have previously marketed our business under the KPMG Consulting name, certain existing and potential clients, industry vendors and investors generally may not recognize our new brand. Our name change also may cause difficulties in recruiting qualified personnel. We cannot predict the impact of the change in trademarks and trade names on our business. We incurred approximately $28 million of marketing expenses during fiscal year 2003 in connection with our rebranding initiative. If we fail to build a strong new brand recognition, our revenue and profitability may decline.

OUR ABILITY TO RETAIN OUR MANAGING DIRECTORS IS CRITICAL TO THE SUCCESS OF OUR BUSINESS.

The retention of our managing directors is particularly important to our future success. For fiscal year 2003, our cumulative annual rate of turnover among our North America-based managing directors was 4.0%, excluding any involuntary terminations and terminations as a result of reductions in our workforce. The cumulative annual rate of turnover among our United States-based managing directors was 4.7%, 8.4%, 10.8% and 3.1% for fiscal years 1999, 2000, 2001 and
2002, respectively, excluding any involuntary terminations and terminations as a result of reductions in our workforce. While the turnover rate remained relatively low during the current and last fiscal years, this was partially a result of the general economic slowdown in the United States and abroad. The turnover rate could return to the historically higher levels experienced in prior years when there is an economic recovery. In addition, as a result of our change from a partnership to a corporate structure and the creation of stock option programs and other corporate employee benefits, our managing directors have accepted cash compensation that is less than the payments they received as consulting partners of KPMG LLP, and in some cases these reductions have been material. We cannot assure you that the substitution of cash compensation, equity-based incentives and other employee benefits in lieu of partnership profit distributed to consulting partners of KPMG LLP will be sufficient to retain these individuals.In addition, there is no guarantee that the non-competition agreements we have entered into with our managing directors and other senior professionals are sufficiently broad to prevent our consultants from leaving us for our competitors or that such agreements would be upheld by an arbitrator or a court if we were to seek to enforce our rights under these agreements. Similar considerations may apply with respect to managing directors who have joined us from other consulting practices as a result of our acquisitions or professional hires.

OUR SUCCESS IS LARGELY DEPENDENT ON OUR ABILITY TO HIRE AND RETAIN TALENTED PEOPLE IN AN INDUSTRY THAT PERIODICALLY EXPERIENCES A SHORTAGE OF SKILLED PROFESSIONALS AND A HIGH RATE OF EMPLOYEE TURNOVER.

Our business involves the delivery of professional services and is highly labor-intensive. Our success depends largely on our general ability to attract, develop, motivate and retain highly skilled professionals. The loss of some or a significant number of our professionals or the inability to attract, hire, develop, train and retain additional skilled personnel could have a serious negative effect on us, including our ability to obtain and successfully complete important engagements and thus maintain or increase our revenue. For fiscal year 2003, the cumulative annual rate of turnover among our North America-based professional consultants was 17.3%, excluding any involuntary terminations and terminations as a result of reductions in our workforce. The cumulative annual rate of turnover among our United States-based professional consultants was 19.5%, 23.3%, 22.6% and 12.9% for fiscal years 1999, 2000, 2001 and 2002, respectively, excluding any involuntary terminations and terminations as a result of reductions in our workforce. While the turnover rate has decreased since early 2001, this was partially a result of the general economic slowdown in the United States and abroad. The turnover rate could return to the higher levels experienced in the last few years when there is an economic recovery. In a strong economy, qualified consultants often are in great demand. In addition, certain of our alliance agreements, such as with SAP America, Inc., Cisco Systems, Inc. and Qwest Communications International, Inc., prohibit us from soliciting their employees or their affiliates' employees. These circumstances have required us in a strong economy to increase the compensation we pay our professionals at a rate higher than the general inflation rate. Even so, we cannot assure that we will be successful in attracting and retaining the skilled professionals we require to conduct and expand our operations successfully when there is an economic recovery.

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WE DEPEND ON CONTRACTS WITH U.S. FEDERAL GOVERNMENT AGENCIES, PARTICULARLY
CLIENTS WITHIN THE DEPARTMENT OF DEFENSE, FOR A SIGNIFICANT PORTION OF OUR REVENUE, AND IF OUR RELATIONSHIPS WITH THESE AGENCIES WERE HARMED OR IF THE SPENDING POLICIES OR BUDGET PRIORITIES OF THE FEDERAL GOVERNMENT CHANGED, WE COULD LOSE SIGNIFICANT REVENUE.

Contracts funded by U.S. federal government agencies accounted for 12.8%, 16.9%, 25.6% and 22.6% of our revenue for fiscal years 2000, 2001, 2002 and 2003, respectively. Contracts funded by clients within the Department of Defense accounted for 6.7%, 8.6%, 12.8% and 10.4% of our revenue for the same periods. We believe that federal government contracts will continue to be a source of a significant amount of our revenue for the foreseeable future. For this reasons, any issue that compromises our relationship with agencies of the federal government in general, or within the Department of Defense in particular, would cause serious harm to our business. Among the key factors in maintaining our relationships with federal government agencies and departments are our performance on individual contracts and delivery orders, the strength of our professional reputation, the relationships of our key executives with client personnel and our compliance with complex procurement laws and regulations relating to the formation, administration and performance of federal government contracts. In addition, our failure to obtain and maintain necessary security clearances may limit our ability to perform classified work for government clients, which could cause us to lose business. Security breaches in sensitive government systems we have developed also could damage our reputation and eligibility for additional work and expose us to significant losses. To the extent that our performance does not meet client expectations, or our reputation or relationships with one or more key clients are impaired, our revenue and operating results could be materially harmed.

Changes in federal government fiscal or spending policies could directly affect our financial performance. Among the factors that could harm our federal government contracting business are:

          . changes in spending policies or budget priorities of the federal government, particularly the Department of Defense, in light of the large U.S. budget deficit;

          . curtailment of the federal government's use of consulting and technology services firms;

          . a significant decline in spending by the federal government, in general, or by specific departments or agencies in particular;

          . the adoption of new laws or regulations that affect companies that provide services to the federal government;

          . delays in the payment of our invoices by government payment offices;

          . federal governmental shutdowns, such as the shutdown that occurred during the government's 1996 fiscal year, and other potential delays in the government appropriations process; and

          . general economic and political conditions in the United States and abroad.

These and other factors could cause federal government agencies and departments to reduce their purchases under contracts, to exercise their right to terminate contracts in whole or in part, to issue temporary stop work orders, or not to exercise options to renew contracts, any of which could cause us to lose revenue. We have substantial contracts in place with many federal departments and agencies, and our continued performance under these contracts, or the award of additional contracts from these agencies, could be materially harmed by federal government spending reductions or budget cutbacks at these departments or agencies.

UNFAVORABLE GOVERNMENT AUDIT RESULTS COULD FORCE US TO ADJUST PREVIOUSLY REPORTED OPERATING RESULTS AND COULD SUBJECT US TO A VARIETY OF PENALTIES AND SANCTIONS.

The federal government audits and reviews our performance on contracts, pricing practices, cost structure, and compliance with applicable laws, regulations and standards. Like most large government contractors, our contracts are audited and reviewed on a continual basis by federal agencies, including the Defense Contract Audit Agency. An audit of our work, including an audit of work performed by companies we have acquired or may acquire, or subcontractors we have hired or may hire, could result in a substantial adjustment to our previously reported operating results. For example, any costs which were originally reimbursed could subsequently be disallowed. In this case, cash we have already collected may have to be refunded, and operating margins may be reduced.

If a government audit, review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, reimbursement of payments received, payment of certain government costs, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with federal government agencies. These consequences could lead to a material reduction in our revenue. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us, whether or not true. Although audits have been completed on our incurred contract costs through fiscal year 1999, audits for costs incurred or work performed after fiscal year 1999 have not yet been completed. In addition, non-audit reviews by the government may still be conducted on all our government contracts.

If we were suspended or debarred from contracting with the federal government generally or any specific agency, if our reputation or relationship with government agencies were impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our revenue and operating results could be materially harmed.

FEDERAL GOVERNMENT CONTRACTS CONTAIN PROVISIONS GIVING GOVERNMENT CLIENTS A VARIETY OF RIGHTS THAT ARE UNFAVORABLE TO US, INCLUDING THE ABILITY TO TERMINATE A CONTRACT AT ANY TIME FOR CONVENIENCE.

Federal government contracts contain provisions and are subject to laws and regulations that provide government clients with rights and remedies not typically found in commercial contracts. These rights and remedies allow government clients, among other things, to:

          . terminate existing contracts, with short notice, for convenience, as well as for default;

          .    reduce or modify contracts or subcontracts;

          . terminate our facility security clearances and thereby prevent us from receiving classified contracts;

          . cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

          .    decline to exercise an option to renew a multi-year contract;

          .    claim rights in products, systems, and technology produced by us;

          . prohibit future procurement awards with a particular agency due to a finding of organizational conflict of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors;

          . subject the award of contracts to protest by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest and may also result in a requirement to resubmit bids for the contract or in the termination, reduction, or modification of the awarded contract; and

          . suspend or debar us from doing business with the federal government or with a particular governmental agency.

If a government client terminates one of our contracts for convenience, we may recover, at most, only our incurred or committed costs, settlement expenses, and profit on work completed prior to the termination. If a federal government client were to

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

unexpectedly terminate, cancel or decline to exercise an option to renew with respect to one or more of our significant contracts or suspend or debar us from doing business with government agencies, our revenue and operating results could be materially harmed.

LOSS OF OUR GENERAL SERVICES ADMINISTRATION ("GSA") SCHEDULE CONTRACTS OR OUR POSITION AS A PRIME CONTRACTOR ON ONE OR MORE GWACS OR OTHER MULTIPLE-AWARD CONTRACTS WOULD IMPAIR OUR ABILITY TO WIN NEW BUSINESS.

We believe that a key element of our success in the public services sector is our position, as of June 30, 2003, as the holder of four GSA schedule contracts, and as a prime or sub contractor under approximately eight Government-wide Acquisition Contracts ("GWACs") with approximately 760 related delivery orders. For the fiscal year ended June 30, 2003, revenue from GSA schedule contracts, GWACs and other indefinite delivery/indefinite quantity contracts accounted for approximately 12% of our companywide revenue. As these types of contracts have increased in importance in the last several years, we believe our position as a prime or sub contractor on these contracts has become increasingly important to our ability to sell our services to federal government clients. If we were to lose our position on one or more of these contracts, we could lose revenue and our operating results could be materially harmed.

GSA schedule contracts, GWACs and other indefinite delivery/indefinite quantity contracts typically have a one- or two-year initial term with multiple options that are exercisable by our government clients to extend the contract for one or more years. Although there are options to extend these contracts for a number of years, we cannot assure you that our clients will exercise these options.

WE MAY FACE LEGAL LIABILITIES AND DAMAGE TO OUR PROFESSIONAL REPUTATION FROM CLAIMS MADE AGAINST OUR WORK.

Many of our engagements involve projects that are critical to the operations of our clients' businesses. If we fail to meet our contractual obligations, we could be subject to legal liability, which could adversely affect our business, operating results and financial condition. The provisions we typically include in our contracts which are designed to limit our exposure to legal claims relating to our services and the applications we develop may not protect us or may not be enforceable under some circumstances or under the laws of some jurisdictions. We have experienced liability claims in the past that have resulted in litigation expenses and payments for settlements. It is likely, because of the nature of our business, that we will be sued in the future. Moreover, as a consulting firm, we depend to a large extent on our relationships with our clients and our reputation for high caliber professional services and integrity to retain and attract clients and employees. As a result, claims made against our work may be more damaging in our industry than in other businesses.

THE INTERNET AND SYSTEMS INTEGRATION CONSULTING MARKETS ARE HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

The Internet and systems integration consulting markets in which we operate include a large number of participants and are highly competitive. Based on revenue and the number of consultants we have, we are smaller than some of our competitors. In particular, these larger competitors may have the ability to deploy a large number of professionals more quickly in response to an urgent client need, thereby giving them a competitive advantage over us. Our primary competitors come from a variety of market segments, including other information technology service providers, large accounting, consulting and other professional service firms, packaged software vendors and service groups of computer equipment companies.

Our marketplace is experiencing rapid changes in its competitive landscape. For instance, three of the former "Big 5" accounting and consulting firms sold their consulting businesses and the former consulting practice of a former "Big 5" accounting firm completed its initial public offering in the summer of 2001. These changes in our marketplace may create potentially larger and better capitalized competitors with enhanced abilities to attract and retain their professionals. We also compete with our clients' internal resources, particularly where these resources represent a fixed cost to the client. The competitive nature of our industry may impose additional pricing pressures on us.

Our ability to compete also depends in part on several factors beyond our control, including the ability of our competitors to hire, retain and motivate skilled professionals, the price at which others offer comparable services and our competitors' responsiveness to their clients. There is a significant risk that this severe competition will adversely affect our financial results in the future.

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

LOSS OF OUR SIGNIFICANT JOINT MARKETING RELATIONSHIPS COULD REDUCE OUR REVENUE AND GROWTH PROSPECTS.

We have significant joint marketing relationships with Cisco Systems, Inc., Oracle Corporation, PeopleSoft, Inc., Microsoft Corporation, SAP and Siebel Systems, Inc. These relationships enable us to increase revenue by providing us additional marketing exposure, expanding our sales coverage, increasing the training of our professionals, and developing and co-branding service offerings that respond to customer demand. The loss of one or more of these relationships could adversely affect our business by decreasing our revenue and growth prospects. Mergers, acquisitions and other business combinations involving one or more of these entities could result in changes in the degree to which they will cooperate with us in joint marketing and product development. In addition, if we engage in certain mergers, acquisitions and other business combinations, these entities could terminate these joint marketing and product development relationships. Moreover, because most of our significant joint marketing relationships are nonexclusive, if our competitors are more successful in building leading-edge products and services, these entities may form closer or preferred arrangements with other consulting organizations.

WE MAY LOSE MONEY IF WE DO NOT ACCURATELY ESTIMATE THE COST OF A LARGE ENGAGEMENT WHICH IS CONDUCTED ON A FIXED-PRICE BASIS.

A significant percentage of our engagements in our public services industry group is performed on a fixed-price or fixed-time basis. During fiscal years 1999, 2000, 2001, 2002 and 2003, our public services segment revenue represented 30%, 32%, 31%, 41% and 36%, respectively, of our company's total revenue. While we do not track the percentage of our engagements which are performed on a fixed-price or fixed-time basis, we believe that only a small percentage of our other engagements are performed on this basis. In addition, some of our engagements obligate us to provide ongoing maintenance and other supporting or ancillary services on a fixed-price basis or with limitations on our ability to increase prices. Billing for fixed-time engagements is made in accordance with the engagement terms agreed to with our client. Revenue is recognized based upon professional costs incurred as a percentage of estimated total percentage costs of the respective contract, and unbilled revenue represents revenue for services performed that have not been billed. When making proposals for these types of engagements, we rely on our estimates of costs and timing for completing the projects. These estimates reflect our best judgment regarding the efficiencies of our methodologies and professionals as we plan to apply them to the projects. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price or fixed-time contracts, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable.

IF WE ARE NOT ABLE TO KEEP UP WITH RAPID CHANGES IN TECHNOLOGY OR MAINTAIN STRONG RELATIONSHIPS WITH SOFTWARE PROVIDERS, OUR BUSINESS COULD SUFFER.

Our market is characterized by rapidly changing technologies, such as the evolution of the Internet, frequent new product and service introductions and evolving industry standards. If we cannot keep pace with these changes, our business could suffer.

Our success will depend, in part, on our ability to develop service offerings that keep pace with rapid and continuing changes in technology, evolving industry standards and changing client preferences. Our success will also depend on our ability to develop and implement ideas for the successful application of existing and new technologies. We may not be successful in addressing these developments on a timely basis or our ideas may not be successful in the marketplace. Also, products and technologies developed by our competitors may make our services or product offerings less competitive or obsolete.

We generate a significant portion of our revenue from projects to implement software developed by others, including Oracle Corporation, PeopleSoft, Inc., Siebel Systems, Inc. and SAP. Our future success in the software implementation business depends on the continuing viability of these companies and their ability to maintain market leadership. We cannot assure you that we will be able to maintain a good relationship with these companies or that they will maintain their leadership positions in the software market.

OUR BUSINESS WILL BE NEGATIVELY AFFECTED IF GROWTH OF THE USE OF THE INTERNET DECLINES.

Our business is dependent in part upon continued growth of the use of the Internet by our clients, prospective clients and their customers and suppliers. Growth of use of the Internet has been and may continue to be slowed or delayed as a result of a decline in general economic or business conditions. In addition, the adoption of the Internet for commerce and communications, particularly by those individuals and companies that have historically relied upon alternative means of commerce and communication, generally requires an understanding and acceptance of a new way of conducting business and exchanging information. In particular, companies that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new, Internet-based strategy that may make their existing personnel and infrastructure obsolete, especially during a decline in general economic or business conditions. Capacity constraints caused by growth in Internet usage may, unless resolved, impede further growth in Internet use. If the number of Internet users does not increase and commerce over the Internet does not become more accepted and widespread, demand for our

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

consulting services may decrease and, as a result, our revenue could decline. The factors that may affect Internet usage or electronic commerce adoption include:

          .    actual or perceived lack of security and privacy of information;

          .    lack of access or ease of use;

          .    congestion of traffic or other usage delays on the Internet;

          . inconsistent quality of service or lack of availability of cost-effective high speed service;

          .    increases in access costs to the Internet;

          .    excessive governmental regulation;

          .    uncertainty regarding intellectual property ownership;

          .    reluctance to adopt new business methods;

          . costs associated with the obsolescence of existing infrastructure; and

          . impact of any taxes which may be imposed on transactions using the Internet.

OUR BUSINESS MAY BE HARMED BY EXISTING OR INCREASED UNITED STATES AND FOREIGN GOVERNMENT REGULATION OF THE INTERNET.

In the United States and abroad, governments have passed legislation relating to the Internet. Because these laws are still being implemented, we are not certain how our business will be affected by them. We may be indirectly affected by this legislation to the extent it impacts our clients and potential clients. In addition, United States and foreign governmental bodies are considering, and may consider in the future, other legislative proposals that would regulate the Internet. We cannot predict if or how any future legislation would impact our business.

OUR CONTRACTS CAN BE TERMINATED BY OUR CLIENTS WITH SHORT NOTICE.

Our clients typically retain us on a non-exclusive, engagement-by-engagement basis, rather than under exclusive long-term contracts. Most of our consulting engagements are less than 12 months in duration. We estimate that the majority of our contracts can be terminated by our clients with short notice and without significant penalty. The advance notice of termination required for contracts of shorter duration and lower revenue is typically 30 days. Longer-term, larger and more complex contracts may require a longer notice period for termination and may include an early termination charge to be paid to us. Additionally, large client projects involve multiple engagements or stages, and there is a risk that a client may choose not to retain us for additional stages of a project or that a client will cancel or delay additional planned engagements. These terminations, cancellations or delays could result from factors unrelated to our work product or the progress of the project, but could be related to business or financial conditions of the client or the economy generally. When contracts are terminated, we lose the associated revenue and we may not be able to eliminate associated costs in a timely manner.

WE CURRENTLY HAVE ONLY A LIMITED ABILITY TO PROTECT OUR IMPORTANT INTELLECTUAL PROPERTY RIGHTS.

We do not have any patents in the United States or any other jurisdiction to protect our products or methods of doing business. Existing laws in the United States offer limited protection for our business, and the laws of some countries in which we provide services may not protect our intellectual property rights even to the same limited extent as the laws of the United States. The provisions in our agreements with clients which protect us against the unauthorized use, transfer and disclosure of our intellectual property and proprietary information may not be enforceable under the laws of some jurisdictions. In addition, we are sometimes required to negotiate limits on these provisions in our contracts.

Our business includes the development of customized software modules in connection with specific client engagements, particularly in our systems integration business. We frequently assign to clients the copyright and other intellectual property

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

rights in some aspects of the software and documentation developed for these clients. Although our contracts with our clients may provide that we also retain rights to our intellectual property, it is possible that clients will assert rights to, and seek to limit our use of, this intellectual property.

There can be no assurance that the steps we take will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

OUR SERVICES MAY INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

We cannot be sure that our services do not infringe on the intellectual property rights of others, and we may have infringement claims asserted against us. These claims may harm our reputation, cost us money and prevent us from offering some services. In some contracts, we may agree to indemnify our clients for certain expenses or liabilities resulting from claimed infringements of the intellectual property rights of third parties. In some instances, the amount of these indemnities may be greater than the revenue we receive from the client. Any claims or litigation in this area may result in large awards against us and, whether we ultimately win or lose, could be time-consuming, may injure our reputation, may result in costly delays or may require us to enter into royalty or licensing arrangements.

               RISKS RELATED TO YOUR OWNERSHIP OF OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK MAY DECLINE BECAUSE OF THE LARGE NUMBER OF OTHER SHARES AVAILABLE FOR SALE IN THE FUTURE.

Sales of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock.

On August 22, 2002, we issued approximately 30.5 million shares of our common stock in connection with our acquisition of BearingPoint GmbH (formerly KPMG Consulting AG). We registered these shares for resale under the United States securities laws, and the registration statement became effective in October 2002. As a result, all of these shares may be sold in the public market.

In connection with the various Andersen Business Consulting transactions, we committed to issuing approximately 3.5 million shares of our common stock to former partners of those practices as a retentive measure and for no monetary consideration from such persons. The shares are to be issued in equal one-third increments over a three-year period on the anniversary date of the respective transactions so long as the recipient remains employed by us. As of June 30, 2003, 8,000 shares of common stock have been issued.

In addition, the assurance and tax partners of the KPMG International member firms in Ireland, the Netherlands Antilles, Brazil, Argentina and Japan were issued 1.37 million shares, which must be divested within five years after the closing of our initial public offering. An additional 0.47 million shares that were issued to the former consulting partners of these KPMG International member firms are subject to contractual transfer restrictions that expire as to one-fourth of the shares on August 7, 2002 and each succeeding anniversary. Our managing directors, who received their shares (founders shares) when we separated from KPMG LLP, are subject to contractual limitations on resale. In addition, Cisco must sell its shares subject to a registration statement or exemption from registration. These limitations are described in the table below. Cisco is entitled to a total of six demands for registration and in addition has the right to piggyback registration rights if we propose to register our shares under the Securities Act. As of September 2, 2003, there were a total of approximately 194.4 million shares of our common stock outstanding.

The table below sets forth with respect to our managing directors who received founders shares and Cisco, the number of shares of our common stock these stockholders held as of February 7, 2001 that are subject to contractual transfer restrictions, the percentage of our total number of outstanding shares as of September 2, 2003 that such number represents and the nature of the contractual transfer restrictions. These restrictions are in addition to any restrictions contained under applicable law. We do not have current information as to the number of founders shares that our Managing Directors continue to hold.

                               Number        Percent
                                of           of Total    Contractual Transfer
        Holder                 Shares      Outstanding       Restrictions
------------------------   -------------   -----------   --------------------
Our Managing Directors      8.57 million       4.4%      Restrictions on 40%
who hold founders shares                                 of the total shares
                                                         owned expired on
                                                         August 7, 2001 and
                                                         restrictions on
                                                         one-fourth of the
                                                         remaining shares
                                                         expire on each
                                                         succeeding
                                                         anniversary.

Cisco Systems, Inc.        15.44 million       7.9%      Cisco may sell its
                                                         shares subject to
                                                         registration of the
                                                         shares or an
                                                         applicable exemption
                                                         from registration.

As of June 30, 2003, options to purchase approximately 48 million shares of common stock were outstanding with exercise prices ranging from $5.32 to $55.50, and approximately 15 million additional shares of our common stock were available in connection with future grants or awards under our long-term incentive plan. Our employee stock purchase plan also had approximately 7.4

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

million shares available for sale as of June 30, 2003. In addition, we may issue additional shares in connection with any acquisitions we make or any capital raising activities we undertake. Any such additional shares could also have a dilutive effect on our earnings per share.

THERE ARE SIGNIFICANT LIMITATIONS ON THE ABILITY OF ANY PERSON OR COMPANY TO BUY OUR COMPANY WITHOUT THE APPROVAL OF OUR BOARD OF DIRECTORS, WHICH MAY DECREASE THE PRICE OF OUR COMMON STOCK.

Our certificate of incorporation and bylaws each contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. These provisions of our certificate of incorporation and our bylaws include the following, among others:

          . our board of directors is classified into three classes, each of which, after an initial transition period, will serve for staggered three-year terms;

          . a director may be removed by our stockholders only for cause and then only by the affirmative vote of two-thirds of the outstanding voting power of stock entitled to vote generally in the election of directors;

          . only our board of directors or the chairman of our board of directors may call special meetings of our stockholders;

          . our stockholders may take action only at a meeting of our stockholders and not by written consent;

          . our stockholders must comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place stockholders' proposals on the agenda for consideration at meetings of the stockholders;

          . our board may consider the impact of any proposed change of control transaction on constituencies other than our stockholders in determining what is in the best interest of our company and our stockholders;

          . business combinations involving one or more persons that own or intend to own at least 15% of our voting stock must be approved by the affirmative vote of at least a majority of our voting stock (excluding that held by these persons), or by our board of directors (excluding directors affiliated with these persons), or the consideration paid in the business combination must generally be the highest price paid by these persons to acquire our voting stock;

          . if stockholder approval is required by applicable law, any mergers, consolidations and sales of all or substantially all of our assets must be approved by the affirmative vote of at least two-thirds of our voting stock; and

          . our stockholders may amend or repeal any of the foregoing provisions of our certificate of incorporation or our bylaws only by a vote of two-thirds of the outstanding voting power of the stock entitled to vote generally in the election of directors.

In addition, we have a stockholders' rights plan designed to make it more costly and thus more difficult to gain control of us without the consent of our board of directors.

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

  RISKS THAT RELATE TO OUR RELATIONSHIP WITH KPMG LLP AND ITS RELATED ENTITIES

THE AGREEMENTS RELATING TO OUR SEPARATION FROM KPMG LLP WERE NOT NEGOTIATED ON AN ARM'S-LENGTH BASIS, AND THERE IS NO ASSURANCE THAT THESE AGREEMENTS ARE ON TERMS COMPARABLE TO THOSE THAT COULD HAVE BEEN OBTAINED FROM UNAFFILIATED THIRD PARTIES.

As part of our separation from KPMG LLP in January 2000, we entered into a separation agreement which governed the transfer of the assets and liabilities relating to our business and contained indemnification provisions between us and KPMG LLP. We have also entered into a non-competition agreement with KPMG LLP that specifies which services will be offered by us and which by KPMG LLP. These agreements were not the result of arm's-length negotiations, and therefore we cannot assure you that their terms are comparable to the terms we could have obtained from unaffiliated third parties.

Under our transition services agreement, KPMG LLP has provided or will provide us with basic administrative, clerical and processing services in areas such as accounting support, technology support, human resources and employee benefits. The fees we pay for many of these services are based on the total costs of providing these services on a centralized basis to both our company and KPMG LLP. We are assessed an allocated portion of these costs, generally based on the relative headcount, usage and other factors of our company and KPMG LLP. However, because these agreements were negotiated in the context of a "parent-subsidiary" relationship and were not the result of arm's-length negotiations, we may pay more for such services and receive worse service than if we had purchased such services from third party providers.

THE TERMINATION OF SERVICES PROVIDED UNDER THE TRANSITION SERVICES AGREEMENT WITH KPMG LLP COULD INVOLVE SIGNIFICANT EXPENSE WHICH COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

Under the transition services agreement with KPMG LLP, we contracted to receive certain infrastructure support services from KPMG LLP until we completed the build-out of our own infrastructure (which generally terminates no later than February 8, 2004 for non-technology services and February 8, 2005 for technology-related services). As the Company terminates services, the Company may be obligated to pay KPMG LLP termination costs, as defined in the transition services agreement, incurred as a result of KPMG LLP winding down and terminating such services. The Company continues to receive from KPMG LLP services relating to information technology (such as telecommunications and user services), financial systems, occupancy and office support services in facilities used by both the Company and KPMG LLP, and financing of capital assets used in the provisioning of transition services. During the year ended June 30, 2003, we terminated certain Human Resources services for which we were charged $1.1 million in termination fees. The amount of termination costs that we will pay to KPMG LLP with respect to services terminated after June 30, 2003 cannot be estimated at this time. During fiscal year 2003, the Company purchased from KPMG LLP $32.4 million of leasehold improvements. Based on information currently available, the Company anticipates paying KPMG LLP approximately $40 million to $60 million for the sale and transfer of additional capital assets (such as computer equipment, furniture and leasehold improvements) currently used by the Company through the transition services agreement (for which usage charges are included in the monthly costs under the agreement).

The amount of termination costs that the Company will pay to KPMG LLP depends upon the timing of service terminations, the ability of the parties to work together to minimize the costs, and the amount of payments required under existing contracts with third parties for services provided to the Company by KPMG LLP and which can continue to be obtained directly by the Company thereafter. Accordingly, the amount of termination costs that the Company will pay to KPMG LLP in the future cannot be reasonably estimated at this time. The Company believes that the amount of termination costs yet to be assessed will not have a material adverse effect on the Company's consolidated financial position, cash flows, or liquidity. Whether such amounts could have a material effect on the results of operations in a particular period or quarter cannot be determined at this time.

THE NON-COMPETITION AGREEMENT WITH KPMG LLP PROHIBITS US FROM PROVIDING CERTAIN SERVICES AND MAY LIMIT OUR ABILITY TO EFFECTIVELY MOVE INTO CERTAIN NEW SERVICES IN THE FUTURE.

Our non-competition agreement with KPMG LLP prohibits us from offering tax or assurance services, including attestation and verification services, and defined consulting services which were historically and will continue to be provided by KPMG LLP's tax and assurance practices. This prohibition may limit our ability to serve our clients.

If both we and KPMG LLP desire to provide a new type of service or if we cannot agree with KPMG LLP as to who has the right to provide an existing service, the non-competition agreement provides a framework for resolving such disputes. However, if this process fails to resolve any such dispute in a timely and efficient manner, we may lose the opportunity to enter into a new market or pursue sales leads on a timely basis. In addition, ongoing disputes with KPMG LLP as to who can provide a type of existing or new service may result in both us and KPMG LLP bidding on similar work which, in turn, may damage our reputation in the marketplace.

                RISKS THAT RELATE TO OUR RELATIONSHIP WITH CISCO

THE PROVISIONS OF OUR INVESTOR RIGHTS AGREEMENT WITH CISCO WHICH PROHIBIT US FROM ENTERING INTO A MERGER OR SIMILAR AGREEMENT WITH CERTAIN COMPANIES WITHOUT CISCO'S CONSENT MAY LIMIT OUR ABILITY TO ENGAGE IN A CHANGE OF CONTROL TRANSACTION AND REDUCE THE PRICE OF OUR COMMON STOCK.

In conjunction with Cisco's investment in our company and our alliance agreement with Cisco, we agreed that until January 31, 2005, we will not enter into an agreement with Lucent Technologies Inc., Nortel Networks Corporation, Alcatel S.A. or Juniper Networks, or four other companies that Cisco may designate on an annual basis, to merge, consolidate or otherwise combine with any such specified company or to sell all or substantially all of our assets to any of them without Cisco's consent. If any of these companies delivers to us a bona fide proposal to acquire us or if our board of directors decides to initiate negotiations regarding an acquisition by one of these companies, we have agreed to notify Cisco and give Cisco an opportunity to make a superior counter proposal to us. If we close an acquisition transaction with one of these companies, including if we do so after Cisco has failed to make a superior proposal, we have agreed to:

          . pay Cisco cash in an amount equal to our revenue for the preceding 12 months;

          . repurchase, at Cisco's request, any of our equity securities then held by Cisco at the greater of fair market value or original issue price; and

          . repurchase, at Cisco's request, any of our debt securities then held by Cisco at their face amount.

Our obligation to make payments to Cisco if we enter into a transaction with Lucent Technologies, Inc., Nortel Networks Corporation, Alcatel S.A. or Juniper Networks also may have significant anti-takeover effects with respect to those companies and could depress the price of our common stock. Accordingly, the effect of these provisions is to reduce substantially, or even entirely eliminate, the possibility of us entering into a merger or other change of control transaction with one of these companies. To the extent that any of these companies were or were perceived as possible acquirors of our company, these provisions may depress the price of our common stock.

OUR ALLIANCE AGREEMENT WITH CISCO MAY REQUIRE US TO MAKE INVESTMENTS IN PERSONNEL AND EQUIPMENT EVEN IF WE DO NOT GENERATE SUFFICIENT CORRESPONDING REVENUE FOR US, WHICH MAY DECREASE OUR NET INCOME.

Under our amended alliance agreement with Cisco, we have agreed to maintain the level of competence of our staff already trained on Cisco products and technologies as of July 1, 2001. When we are developing a joint solution with Cisco, we also have agreed to train at least the number of persons on the design, planning and implementation management of the technologies associated with the solution as are necessary to achieve the purpose of the solution. In addition, we have committed to staffing and operating at least one solution center for every joint solution developed under the alliance agreement. The solution centers provide clients advanced technology equipment to develop, demonstrate and provide training on our service offerings using Cisco hardware. The alliance agreement with Cisco requires us to provide this staffing and these solution center operations even if the results of our operations do not justify such activities. If the anticipated benefits of our alliance with Cisco do not materialize, or fail to materialize in the time frame we anticipate, and we nonetheless have to hire additional consultants or make additional investments in Cisco-related equipment, it could adversely affect our profitability.

OUR ALLIANCE AGREEMENT WITH CISCO DOES NOT PREVENT CISCO FROM ENTERING INTO SIMILAR AGREEMENTS WITH OUR COMPETITORS, AND ANY AGREEMENTS WITH COMPETITORS MIGHT DIMINISH THE EFFECTIVENESS OF OUR RELATIONSHIP WITH CISCO WITHOUT REDUCING OUR OBLIGATIONS UNDER THE ALLIANCE AGREEMENT.

As a part of our alliance agreement with Cisco, we have agreed to make investments in personnel, training and equipment and to limitations on our ability to jointly market with Lucent Technologies Inc., Nortel Networks Corporation, Alcatel S.A. or Juniper Networks, or, in lieu thereof, four other companies that Cisco may designate on an annual basis. These obligations and restrictions will remain in place even if Cisco enters into a similar arrangement with one of our competitors. We believe, based on

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published reports, that Cisco has entered into joint marketing agreements with certain of our competitors, including Cap Gemini Ernst & Young. To the extent that these arrangements or any future arrangements entered into by Cisco and our other competitors are similar in nature and scope to our agreement, the effectiveness of our joint marketing efforts may be negatively impacted, and our relationship with Cisco may generate lower revenue than we anticipate, which could adversely affect our profitability.

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